                                                                  EXHIBIT 10.25

                             ORBIMAGE VAR AGREEMENT

       THIS ORBIMAGE VAR AGREEMENT is entered into as of August 4, 1999 by and between Orbital Imaging Corporation, a Delaware corporation (herein called "ORBIMAGE"), with offices at 21700 Atlantic Boulevard, Dulles, VA 20166 and SPOT Image Corporation, a Delaware corporation (herein called "VAR"), with offices at 1897 Preston White Drive, Reston, VA 20191.

                                    RECITALS

       WHEREAS, ORBIMAGE generates and markets various geographical information products; and

       WHEREAS, VAR desires to use ORBIMAGE geographical information products in the production of VAR Products (as defined below) and to become an ORBIMAGE distributor for the resale of ORBIMAGE Products (as defined below); and

       WHEREAS, ORBIMAGE wishes to license VAR to use ORBIMAGE Products (as defined below) in the production of and sale of VAR Products and the resale of ORBIMAGE Products.

       NOW, THEREFORE, in consideration of the mutual undertakings reflected herein, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS

       As used in this Agreement, each of the following capitalized terms shall have the meanings set forth below, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined:

       "Agreement" means this agreement, together with the Schedules hereto, as the same may be modified, amended or supplemented from time to time.

       "Customer" means a third party to whom VAR Products or ORBIMAGE Products are provided and licensed by VAR, as an end user or a resale distributor of VAR Products or ORBIMAGE Products.

       "License" means the license for ORBIMAGE Products granted pursuant to this Agreement.

       "ORBIMAGE Product" means (1) the geographical information products listed in Schedule 1, as that Schedule may be modified from time to time by ORBIMAGE, and (ii) unless



                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION the context indicates otherwise, all updates, modifications, and corrections generated by ORBIMAGE for such ORBIMAGE Products.

       "VAR Product" shall mean products that are developed by VAR that are derived from or incorporate ORBIMAGE Product.

       Except when the context specifically refers to the transfer of ORBIMAGE Product by ORBIMAGE to VAR for use in production of VAR Products, the terms "sale" and "resale" and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases, licensing, and any other arrangement whereby ORBIMAGE Products are placed at the disposal and licensed for the use of the Customer.

       "Territory" shall mean the United States of America.

2.     PROVISION OF ORBIMAGE PRODUCT

       A. ORBIMAGE agrees to provide ORBIMAGE Products to VAR under the terms of this Agreement, as ordered by VAR from time to time.

       B. Each order for ORBIMAGE Product shall be made by a separate order form signed by an authorized VAR representative referencing this Agreement and specifying the ORBIMAGE Product ordered, the specific use of the ORBIMAGE Product (i.e., use in VAR Product or for resale on the terms and conditions set forth in Schedule 4 hereto), the quantity, and the payment terms (based on the published list price as described in Section 2D or royalty arrangement, if applicable). No purchase order shall be binding on ORBIMAGE until accepted in writing by a duly authorized officer or employee of ORBIMAGE. ORBIMAGE may refuse to accept purchase orders in its commercially reasonable discretion.

       C. VAR's orders shall be subject to such reasonable allocation as, in the sole judgment of ORBIMAGE, may be necessary or equitable in the event of any shortages of ORBIMAGE Products at any time. VAR may cancel orders without penalty in the event that ORBIMAGE fails to meet the delivery schedule for the ORBIMAGE Product published by ORBIMAGE from time to time. ORBIMAGE may cancel orders at any time without liability to VAR if it is unable to deliver ORBIMAGE Product due to technical or other problems with the OrbView-3 and 4 satellites and related systems or any U.S. Government requirements pursuant to ORBIMAGE's U.S. Department of Commerce license to operate said satellites.

       D. Prices, specifications and delivery schedules for ORBIMAGE Product shall be published on ORBIMAGE "ORBIMAGE.com" web site from time to time. ORBIMAGE shall have the right to change its list prices, specifications and delivery schedules for, or discontinue any, ORBIMAGE Products with thirty (30) day advance written notice to VAR without incurring any liability to VAR whatsoever.



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                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       E. VAR agrees that ORBIMAGE shall be VAR's preferred supplier of (i) panchromatic satellite imagery with resolution equal to or better than two (2) meters and (ii) multispectral satellite imagery with resolution equal to or better than four (4) meters. VAR shall be deemed to have fulfilled its obligations under this Article 2(E) if, before purchasing any such satellite imagery from any other provider, VAR shall have given ORBIMAGE the reasonable opportunity to sell the same to VAR, it being understood that VAR shall be free to exercise its commercially reasonable discretion in determining whether to purchase the same from ORBIMAGE or such other provider.

3.     LICENSE TO CREATE AND DISTRIBUTE VAR PRODUCTS

       A. Subject to payment of fees in accordance with this Agreement and during the term hereof, ORBIMAGE grants VAR a nontransferable, non-exclusive license to use ORBIMAGE Products solely for generation of and incorporation or merger into VAR Products for sale to Customers ("Permitted Use"), so long as VAR does not exceed the Permitted Use.

       B.     Under the Permitted Use, VAR may specifically:

              i. Reformat the ORBIMAGE Product into formats or media different from those in which it is delivered to VAR; and

              ii. Make one (1) copy of the ORBIMAGE Product solely for its internal archival or backup purposes.

       C. VAR shall conduct its business in the development and resale of VAR Products as a principal for its own account and at its own expense and risk. This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between ORBIMAGE and VAR.

       D. Except for the rights and licenses expressly granted the VAR by ORBIMAGE under this Agreement, all rights, title and interests in and to the ORBIMAGE Products (whether or not incorporated into the VAR Products) shall remain the sole and exclusive property of ORBIMAGE. The VAR Products shall be the sole and exclusive property of the VAR, except for the rights of ORBIMAGE with respect to the ORBIMAGE Products which are incorporated or merged therein.

4.     LIMITS ON LICENSE; PROHIBITED ACTS.

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       A. VAR recognizes and agrees that ORBIMAGE Products are the property of ORBIMAGE, contain valuable assets and proprietary information of ORBIMAGE, and are provided to VAR on a confidential basis. VAR expressly acknowledges and agrees that, notwithstanding any possession of ORBIMAGE Product provided to it under this Agreement, it shall have no ownership rights in any intellectual property underlying or contained in such ORBIMAGE Product. VAR agrees not to, and shall not, do any of the following without ORBIMAGE's written permission:

              i. Copy or reproduce any ORBIMAGE Product other than as consistent with the Permitted Use.

              ii. Rent, disclose, publish, sell, assign, lease, market, or transfer any ORBIMAGE Product except as permitted under Section 3.A., above, or use it in any manner not authorized by this Agreement.

              iii. Alter or remove any copyright notice or proprietary legend contained in or on any ORBIMAGE Product.

5.     SUBLICENSES

       A. In each sale or other disposition or transfer of VAR Product, VAR shall grant sub-licenses for ORBIMAGE Product that is incorporated or merged into such VAR Product solely on the following terms and conditions:

              i. If the Customer is an end user, VAR shall grant the Customer a sublicense solely for internal use.; or

              ii. If the Customer is a VAR Product distributor, the VAR distributor shall be permitted to sell the VAR Product to (A) another VAR Product distributor, or (B) a Customer described in the preceding paragraph, whose end user sublicense shall be limited solely to internal use.

              iii. The terms of the sublicenses for Customers who are end users may be perpetual or have such shorter terms as VAR shall determine in its sole discretion.

       B. VAR shall cause each sublicense to explicitly prohibit the Customer from decompiling, disassembling, or reverse engineering a VAR Product that results in Customer extracting the ORBIMAGE Product from the VAR Product.

6.     EXCEEDING APPLICATION; ASSURANCES.

       VAR will, from time to time and as requested by ORBIMAGE, provide assurances to

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

ORBIMAGE that it is using ORBIMAGE Products consistently with the Permitted Use, and VAR grants ORBIMAGE access, at reasonable times and in a reasonable manner, to ORBIMAGE Products in VAR's hands, and to VAR's books, records and facilities to permit ORBIMAGE to verify appropriate use of ORBIMAGE Products. In the event VAR's use of any ORBIMAGE Product exceeds the Permitted Use, such use shall be considered a breach hereof and ORBIMAGE shall be entitled to terminate this Agreement pursuant to Article 12 hereof and to seek such other remedies as are permitted by law.

7.     FEES

       A. For each ORBIMAGE Product ordered by VAR under this Agreement, VAR shall pay ORBIMAGE the listed price in effect at the time of order, less any applicable discounts as set forth in Schedule 2. By payment of this fee, VAR shall be entitled to distribute one (1) VAR Product or one ORBIMAGE Product without paying any additional fees or royalties.

       B. For each ORBIMAGE Product acquired by VAR under this Agreement that is (i) incorporated into multiple VAR Products, or (ii) incorporated into a VAR Product that is then copied and resold, then VAR shall pay ORBIMAGE royalties on the sales of such VAR Products on such terms and conditions as the parties shall mutually agree. If ORBIMAGE and the VAR are unable to negotiate a mutually agreeable royalty arrangement with respect to a particular VAR Product, then VAR shall pay ORBIMAGE the listed price (with the appropriate discount) for the ORBIMAGE Product incorporated into such VAR Product times the number of sales of such VAR Product.

       C. For purposes of any royalty arrangements based on gross revenues negotiated by the parties, "gross revenues" shall be calculated using amounts invoiced by VAR (and its sub-distributors), whether these amounts are collected or not. Gross revenues shall be adjusted by permitted product returns and warranty claims. Gross revenues shall exclude all sales or use or other taxes, assessments, fees, and shipping and handling costs that VAR (or its subdistributor) may collect from its Customers.

       D. ORBIMAGE shall invoice VAR for ORBIMAGE Product ordered at the time ORBIMAGE Product is delivered pursuant to Section 7.A above and VAR shall pay ORBIMAGE based upon standard Net 45 day terms. With respect to royalty amounts, within twenty business days after the end of each calendar month, VAR shall advise ORBIMAGE in writing by submitting a monthly sales report for the previous period. Such sales report shall accurately detail the VAR's calculation of the total gross revenues for the period and include all other information pertaining to the royalty calculation. The VAR shall include royalty payment as required herein with the submission of the monthly sales report. In the event of royalty payment discrepancies, ORBIMAGE will invoice VAR, and VAR agrees to pay for any royalty amounts due as a result in errors identified in the sales report. Likewise, ORBIMAGE shall credit VAR in the event of VAR's overpayments identified as a result of errors to the sales report. In the event VAR does not provide ORBIMAGE with the foregoing information, and fails to comply within a

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION reasonable period of time with a request by ORBIMAGE for such information, then this inaction shall be considered a breach of contract subject to the provisions of Article 12 of this Agreement.

       E. All amounts due but remaining unpaid after payment is due shall bear interest until paid at the rate equal to the prime rate announced by Morgan Guarantee Trust Company of New York during the period of nonpayment plus 2% per annum.

       F. VAR grants ORBIMAGE access at reasonable times and in a reasonable manner, to VAR's books, records and facilities to permit ORBIMAGE to verify amounts owed under this Agreement. VAR shall require any sub-distributor to grant ORBIMAGE similar access.

       G.     This Section 7 shall survive termination of this Agreement.


8.     LIMITED WARRANTY; LIMITATION OF LIABILITY

       A. ORBIMAGE warrants that the ORBIMAGE Product will, for ninety (90) days from the date of shipment, be free from defects in media and substantially conform to ORBIMAGE's specifications when used on appropriate computer hardware. VAR must notify ORBIMAGE in writing, and return the ORBIMAGE product, within ninety (90) days from the date of shipment of any warranty claims under this
Section 8(A). ORBIMAGE's sole obligation, and VAR's sole remedy, hereunder shall be for ORBIMAGE, in its sole discretion, to (i) repair the applicable ORBIMAGE Product so that it substantially conforms to the applicable product specifications, (ii) replace the applicable ORBIMAGE Product, or (iii) refund the amount paid by VAR for the applicable ORBIMAGE product, in each case, within sixty (60) days of ORBIMAGE's receipt of the warranty claim. The limited warranty set forth in this Section 8(A) is for the sole benefit of VAR and is void if the claimed defect or non-conformity resulted from misuse, abuse, misapplication or modification by VAR, VAR's VAR Product , VAR's ORBIMAGE Product distributors, or the Customers.

       B. ORBIMAGE further warrants that it holds sufficient rights in the ORBIMAGE Product to grant the License, and that VAR will hold and use the ORBIMAGE Products hereunder free of the claims by any third party that the ORBIMAGE Product violates or infringes the United States patent, trademark or copyright rights of such party, and ORBIMAGE will, at its expense and subject to VAR's cooperation, defend, indemnify and hold VAR harmless in respect thereof. PROVIDED, HOWEVER, that the foregoing warranty and indemnity does not apply to patent, trademark or copyright claims to the extent they arise out of merger or incorporation of the ORBIMAGE Products with or into other materials. Further, if, because of such suit or claim, the ORBIMAGE Product is held to constitute an infringement of any United States copyright or patent, and use of the ORBIMAGE Product is thereby enjoined, ORBIMAGE shall, at its own option and expense, either procure the right to continue using the ORBIMAGE Product or replace the same with a non-infringing product substantially conforming to that described herein, or modify the same so that it shall be non-infringing, or refund the price paid for the ORBIMAGE Product. The foregoing states the entire liability of ORBIMAGE in the event of infringement.



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                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

C. VAR acknowledges that the ORBIMAGE Product is complex and may contain some non-conformities, defects or errors. ORBIMAGE EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, NOT STATED HEREIN INCLUDING WITHOUT LIMITATION, ANY WARRANTY AS TO THE ACCURACY OF THE DATA, MERCHANTABIITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limitation of the foregoing, ORBIMAGE does not warrant to VAR that the ORBIMAGE Products will (i) meet VAR's expectations,
(ii) be free of non-conformities, defects or errors, or (iii) operate without interruptions or delays.

9.     DELIVERIES

       Delivery of ORBIMAGE Products shall be F.O.B. ORBIMAGE's facility. ORBIMAGE shall not thereafter be liable for transportation or for loss or damage in transit. Claims for shortages or damages to shipments thereafter shall be made against carrier by VAR.

10.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

       A.     Each party represents and warrants to the other, the following:

              i. Such party is duly organized and in good standing under the laws of its jurisdiction of organization and in each other jurisdiction where such organization or good standing is required for the performance of this Agreement;

              ii. Such party has the power, corporate or otherwise, to enter into this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of the Agreement by such party has been duly authorized by all necessary action;

              iii. The Agreement has been duly executed and delivered by such party and constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

              iv. Such party's entry into and performance under this Agreement does not violate any law or regulation, judicial or executive order, or contractual commitment by which such party is bound.

       B. Each party hereby agrees to indemnify and hold harmless the other party from and against any and all claims, damages and liabilities whatsoever, asserted by any third party or entity, arising out of or relating to the indemnifying party's performance under this Agreement.

11.    DISTRIBUTORSHIP OF ORBIMAGE PRODUCTS



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                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       Subject to the payment of fees in accordance with this Agreement, ORBIMAGE hereby appoints VAR as an authorized distributor of ORBIMAGE Products in the Territory on the terms and conditions set forth in Schedule 4 hereto.

12.    TERM AND TERMINATION

       A. Unless terminated as hereinafter provided, the term of this Agreement shall run concurrently with the term (including any extensions) of that certain Distribution Agreement of even date herewith (the "Non-U.S. Agreement") between ORBIMAGE and SPOT Image, S.A. ("SPOT Image-France"), and shall terminate automatically upon the expiration of the term or any termination of the Non-U.S. Agreement. Termination of this Agreement as provided herein shall automatically terminate all schedules hereto.

       B.     Intentionally Deleted.

       C.     Intentionally Deleted.

       D. In the event a change in the control of ownership occurs with respect to VAR, this Agreement shall be void and of no further force and effect unless ORBIMAGE consents in writing to such change in control, which consent shall not be unreasonably withheld. For purposes of this Agreement, a change in the control of ownership shall be deemed to have occurred if SPOT Image-France, shall:

              i. cease to own, directly or indirectly, at least 51 percent of the issued and outstanding shares of capital stock or other interests of VAR entitled to vote generally for the election of directors or persons performing similar functions, or

              ii. not have the ability to elect a majority of the directors or persons performing similar functions of VAR.

       E. This Agreement shall terminate automatically, and without the giving of notice in the event either party shall become insolvent, or shall ask its creditors for a moratorium, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within thirty days.

       F. Notwithstanding any other provision of this Article, either party may terminate this Agreement for failure by the other party to perform or adhere to any of its obligations under this Agreement, if such failure shall remain uncured for a period of thirty (30) days after receipt by the other Party of written notice thereof. If such failure is not cured, or such cure does not commence, within thirty days of such notice, the non-breaching party may terminate this Agreement with immediate effect by written notice to the other party.



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                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       G.     Upon termination of this Agreement:

              i. the License granted under Article 3 shall also terminate, provided, however, that VAR shall retain rights and obligations as stipulated herein, for a period of one year from the effective date of termination, to continue use of ORBIMAGE Products for incorporation into VAR Products, provided VAR continues to make payment of royalties to ORBIMAGE as required herein. Following such one year period, such rights granted to VAR shall cease and VAR shall have no further rights to the use of ORBIMAGE Products for incorporation into VAR Products. At this time, VAR shall promptly return all copies of ORBIMAGE Products held in its possession to ORBIMAGE.

              ii. the Distributorship License granted under Article 11 shall immediately terminate and VAR shall promptly return all copies of ORBIMAGE Products held in its possession to ORBIMAGE.

       H. Neither Party shall by reason of the termination or non-renewal of this Agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the business or good will of either Party, or otherwise.

       I. Each of ORBIMAGE and VAR acknowledge and agree that this Agreement shall not enter into legal effect if (A) ORBIMAGE's Board of Directors does not ratify and approve this Agreement, the Non-U.S. Agreement and the Ground Station Contract of even date herewith between ORBIMAGE and SPOT Image-France (the "Ground Station Contract") in accordance with Section 10(n)(i) of the Non-U.S. Agreement; or (B) SPOT Image-France's Board of Directors does not ratify and approve the Non-U.S. Agreement and the Ground Station Contract in accordance with Section 10(n)(i) of the Non-U.S. Agreement. In the event that the foregoing conditions have not been satisfied, this Agreement, the Non-U.S. Agreement and the Ground Station Contract shall automatically terminate without any liability to either party and without any further action being required of either party, as provided in Section 10(n)(i) of the Non-U.S. Agreement.

13.    NOTICES

       All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and shall be sufficient (and shall be deemed to have been duly given or made upon receipt) if delivered in person, by courier service, by telecopier, or by registered or certified mail (postage prepaid, return receipt requested) to the attention and address of the Party intended as the recipient thereof. The point of contact and address of both Parties are set forth below:

       Notices to ORBIMAGE shall be sent to:



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                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       Orbital Imaging Corporation
       21700 Atlantic Blvd.
       Dulles, VA  20166
       Attn:  Clark R. Rolf, Contracts Manager
       (703) 404-8061 (fax)

       Notices to VAR shall be sent to:

       SPOT Image Corporation
       1897 Preston White Drive
       Reston, VA  20191-4368
       Attn:  Corporate Secretary
       (703) 648-1813 (fax)

14.  DISPUTE RESOLUTION

       A. The parties agree that they will use reasonable efforts to resolve any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof. If, after thirty days from the date one party gives notice to the other of such claim, dispute or controversy, the parties are unable to resolve any such claim, dispute or controversy, either party may submit it to binding arbitration (and give notice to the other party of such submission) under the rules of the American Arbitration Association in Washington, District of Columbia, before a single arbitrator agreeable to both parties. If the parties cannot agree on a designee within four weeks after arbitration is requested in writing, the arbitration shall proceed before a single arbitrator appointed by the American Arbitration Association. The award shall be rendered in such form that judgment may be entered thereon in any court having jurisdiction thereof.

       B. ANY ACTION FOR AN ALLEGED BREACH OF THIS AGREEMENT MUST BE COMMENCED WITHIN ONE YEAR AFTER THE CAUSE OF ACTION ACCRUES.


15.    APPLICABLE LAW

       This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding its conflict of laws rules. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

16.    EXPORT



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                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       VAR shall be responsible for compliance with all laws and regulations governing transactions with foreign entities, including, but not limited to, obtaining requisite export licenses for ORBIMAGE Products and VAR Products.

17.    GOVERNMENT RIGHTS

       For any sales to the U.S. Government of ORBIMAGE Products or VAR Products, VAR shall take all measures necessary to ensure that the Government obtains only "restricted rights" (as defined in applicable federal procurement regulations) in such products.

18.    CONFIDENTIALITY

       The parties agree with respect to this Agreement, including the terms contained herein, that it constitutes confidential information the disclosure of which would be adverse to the business interests of each party; that neither party shall disclose it in whole or in part to any third party; and that each party shall protect it with the same standard of care it protects its own confidential or proprietary information, but in no event with less than a commercially reasonable standard of care.

19.    MISCELLANEOUS

       A. IN NO EVENT WILL EITHER ORBIMAGE OR VAR BE LIABLE TO EACH OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) EVEN IF ORBIMAGE OR VAR, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS PROVIDED IN ARTICLES 8(B) AND 10(B), ORBIMAGE'S ENTIRE LIABILITY TO VAR HEREUNDER SHALL BE LIMITED IN THE AGGREGATE TO VAR'S DIRECT DAMAGES, NOT TO EXCEED THE AMOUNT OF THE LICENSE FEES VAR PAID FOR THE ORBIMAGE PRODUCT.

       B. This Agreement supersedes all prior or contemporaneous agreements, representations, warranties and understandings and contains the entire agreement between the Parties hereto.

       C. No amendment, modification, termination, or waiver of any provision of this Agreement, except for Schedule 1 as described in the definition of "ORBIMAGE Product," nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by duly authorized representatives of each Party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       D. VAR shall not have the right to assign this Agreement in whole or in part without the prior express written consent of ORBIMAGE, which shall not be unreasonably withheld.

       E. No notice to or demand on either Party in any case shall entitle it to any other or further notice or demand in similar or other circumstances.

       F. No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

       G. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which taken together shall constitute but one and the same instrument. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

ORBITAL IMAGING CORPORATION

By:
   -------------------------------------
            Name:
                   ---------------------
            Title:
                   ---------------------

SPOT IMAGE CORPORATION

By:
   -------------------------------------
            Name:
                   ---------------------
            Title:
                   ---------------------

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

                                   SCHEDULE 1
                              ORBIMAGE PRODUCT LIST

ORBVIEW-2 PRODUCTS
                                                                                                                      Standard
                                       Data             Geographic               File                                  Retail
     Product                          Layers               Size                  Size           Availability            Price
     ----------------------------   ------------   ---------------------     -------------    -----------------    ----------------
     Basic Data-Sets
          Level-1A (HDF)                 8           1,500 x 2,800 km           28 Mbytes         48 Hours             $ 500 *
          Level-1B (CEOS)                8           1,500 x 2,800 km           28 Mbytes         48 Hours             $ 500 *
          Level-2A (CEOS)                9           1,500 x 2,800 km           31 Mbytes         48 Hours             $ 500 *

     * Price for single-user license only


Basic Data-Sets

If VAR wants to order individual images from the OrbView-2 satellite, ORBIMAGE offers Basic Data-Sets for $500 per data-set with a single-user license. If VAR requires a multi-agency license, ORBIMAGE offers Basic Data-Sets for $1,000 per data-set. Each data-set comprises a coverage area of 1,500km x 2,800km and includes imaging information from all eight channels of the OrbView-2 imaging instrument. The Basic Data-Sets include both Level-1 data that has been radiometrically calibrated for top-of-the-atmosphere radiances and Level-2 data that has been atmospherically corrected over water areas. The OrbView-2 Basic Data-Sets are compatible with standard image processing software packages. ORBIMAGE also has a data format that is compatible with the SeaDAS image-processing software package developed by NASA. Prices do not include sales taxes or shipping fees.

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

                                   SCHEDULE 1
                              ORBIMAGE PRODUCT LIST


ORBVIEW-3 PRODUCTS

     Basic Imagery Products                                       Enhanced Imagery Products
     --------------------------------------------                 -------------------------------------------------

          1.  Basic Data-Sets                                          4.  Digital Elevation Data
              1.1    Fast Delivery                                         4.1    Digital Surface Models
              1.2    Medium Accuracy                                              Low, Medium, High Accuracy
              1.3    High Accuracy                                         4.2    Digital Elevation Models
              1.4    Very High Accuracy                                           Low, Medium, High Accuracy

          2.  Precision Data-Sets                                      5.  Thematic Maps
              2.1    Fast Delivery                                         5.1    Vegetation Stress Maps
              2.2    Medium Accuracy                                       5.2    Biomass Maps
              2.3    High Accuracy                                         5.3    Land Cover Maps
              2.4    Very High Accuracy
              2.5    Coarse Mosaic                                     6.  Feature Maps
                                                                           6.1    Topo 1
          3.  Orthoimages                                                  6.2    Topo 2
              3.1    Standard                                              6.3    Engineering
              3.2    Seamless Mosaic

     ARCHIVED IMAGERY PRODUCTS
     --------------------------------------------
          1.  1m Pan Ortho City Mosaics


                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

                                   SCHEDULE 2
                                    Discount

            [*CONFIDENTIAL TREATMENT REQUESTED*]

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

                                   SCHEDULE 3
                              Intentionally deleted

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

                                   SCHEDULE 4
                      Distributorship Terms and Conditions

       This Schedule 4 sets forth the terms and conditions under which VAR is entitled to distribute ORBIMAGE Products pursuant to Section 11 of this Agreement. Except as otherwise expressly provided in this Schedule 4, all of the other terms and conditions set forth in the Agreement shall apply to VAR's distribution of ORBIMAGE Products pursuant to Section 11.

       1. During the term hereof ORBIMAGE hereby appoints VAR and VAR hereby accepts such appointment to become an authorized distributor of ORBIMAGE Products to Customers in the Territory. Subject to the payment of fees in accordance with this Agreement and during the term hereof, ORBIMAGE grants VAR a nontransferable, non-exclusive license to promote, market, sell, sublicense or otherwise resell ORBIMAGE Products to Customers within the Territory.

       2. VAR covenants and warrants that it will not act or represent itself directly or by implication as agent for ORBIMAGE and will not attempt to create any obligation, or make any representation, on behalf of or in the name of ORBIMAGE.

       3. VAR shall have the authority to appoint an associate distributor or subdistributor of ORBIMAGE Products, subject to the prior express written consent of ORBIMAGE; provided, however, if ORBIMAGE does not deny consent to such appointment within 30 days after its receipt of VAR's request for consent such consent shall be deemed to have been given.

       4.     Intentionally Deleted.

       5. VAR will establish, staff, equip and maintain facilities for the sale of ORBIMAGE Products in the Territory. Such facilities shall be sufficient to enable VAR to satisfy properly its sales responsibilities under this Agreement. VAR's conduct and such facilities shall be consistent with promoting the reputation of, and public confidence in, ORBIMAGE Products and ORBIMAGE. VAR will cause its suitably trained and professional employees to call in a businesslike manner upon Customers and potential Customers at appropriate intervals.

       6. ORBIMAGE may share in the expense of local advertising or promotion by VAR or other sales promotion projects subject to an express agreement in writing by the parties.

       7. VAR may use ORBIMAGE's name, trademarks, and trade names (and any mark or name closely resembling the same) now or hereafter owned or licensed by ORBIMAGE related to the ORBIMAGE products ("ORBIMAGE Trademarks") solely for purposes related to this Agreement in a manner which promotes the sale of ORBIMAGE Products. VAR shall deliver to ORBIMAGE for its prior approval, which shall not be unreasonably withheld, copies of all marketing and promotional materials VAR proposes to use from time to time which use or incorporate any ORBIMAGE Trademarks, and all changes and revisions thereto. ORBIMAGE shall be deemed to have approved any such material if it has not objected to such material within

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION thirty (30) days after its receipt thereof. VAR's use of the ORBIMAGE Trademarks shall comply with the requirements of this Agreement and such commercially reasonable standards as ORBIMAGE shall specify in writing from time to time. VAR is not authorized to use any such trademark or trade name outside VAR's Territory nor as a part of VAR's trade style or corporate name.

       8. VAR will keep records of its business relating to sale of ORBIMAGE Products. From time to time during regular business hours, ORBIMAGE or its authorized representatives may examine such records and VAR's accounts relating to the sale of ORBIMAGE Products to confirm VAR's compliance with its obligations hereunder.

       9. The sale by ORBIMAGE to VAR of ORBIMAGE Products shall be subject to the provisions of this Agreement. Any provision of any purchase order placed by VAR which is inconsistent with any term of this Agreement shall be null and void unless expressly accepted by ORBIMAGE in writing.

       10. The prices of ORBIMAGE Products sold to VAR by ORBIMAGE for resale shall be determined pursuant to Article 2.D of the Agreement, less ORBIMAGE's discounts as set forth herein, plus such sums as are in reimbursement for any taxes paid, or equivalent to any taxes described in Section 12 of this Schedule 4, except to the extent that VAR may provide proper exemption certificates.

       11.    Intentionally Deleted.

       12. VAR shall pay all sales, use or similar taxes (but not income taxes) which may be assessed or levied on ORBIMAGE by any national, state or local government and any departments and subdivisions thereof in connection with the purchase by VAR of ORBIMAGE Products.

       13.    Intentionally Deleted.

       14.    Intentionally Deleted.






       15.    CUSTOMER LICENSE FOR ORBIMAGE PRODUCTS

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       VAR shall include the following terms as the grant of license in each sale of ORBIMAGE Products to a Customer who will be an end user:

       "A. LICENSE AND USE OF ORBIMAGE PRODUCT

              i. Customer is granted a non-transferable, non-exclusive, fully paid-up perpetual license to use the ORBIMAGE Products solely for internal use ("Permitted Use"). The term of this license shall be [determined by VAR], so long as Customer does not exceed the Permitted Use. ORBIMAGE retains all ownership rights in the ORBIMAGE Products, and under no circumstances shall this license or the delivery or use of ORBIMAGE Products be deemed to constitute receipt by Customer of any such rights.

              ii. Under the Permitted Use, Customer may specifically:

                     a. Reformat the Product into formats or media different
              from those in which it is delivered to Customer.

                     b. Make one copy of the Product for Customer's internal
              archival or backup purposes.

       B.     LIMITS ON LICENSE. PROHIBITED ACTS.

       Customer recognizes and agrees that the ORBIMAGE Product is property of ORBIMAGE, contains valuable assets and proprietary information of ORBIMAGE, and is provided to Customer on a confidential basis. Customer agrees not to, and Customer shall not, do any of the following without ORBIMAGE's written permission:

              i. Copy or reproduce the ORBIMAGE Product other than as consistent with the Permitted Use.

              ii. Rent, disclose, publish, sell, assign, lease, sub license, market, or transfer the ORBIMAGE Product or use it in any manner not expressly authorized by this Agreement.

              iii. Alter or remove any copyright notice or proprietary legend contained in or on the Image Product.

              iv. Use the ORBIMAGE Product to generate a new product, or incorporate or merge it into another product, that is intended for sale.

              v. Attempt to decompile, disassemble or reverse engineer the ORBIMAGE Product.

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION

       C.     EXCEEDING APPLICATION.

       Customer will, from time to time and as requested by VAR provide assurances to VAR that it is using the ORBIMAGE Product consistent with the Permitted Use, and Customer grants VAR access, at reasonable times and in reasonable manner, to the ORBIMAGE Product in its hands, and to its books, records and facilities to permit VAR to verify appropriate use of the ORBIMAGE Product. However, non-exercise of this right by VAR, or its failure to discover or object to any inappropriate use, shall not constitute its consent thereto or waiver of its rights. In the event Customer's use of the ORBIMAGE Product exceeds the Permitted Use, VAR/ORBIMAGE may, in addition any other remedies at law: (a) demand return of the ORBIMAGE Product, (b) forbid and enjoin Customer's further use of the ORBIMAGE Product, and/or (c) assess Customer the cost of their inspection and enforcement efforts (including attorneys' fees)."

                ORBIMAGE CONFIDENTIAL AND PROPRIETARY INFORMATION